Exhibit 99.1

For Immediate Release

Triangle Petroleum Secures 10 Year Production Lease

Calgary, Alberta – April 16, 2009 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (TSXV: TPE; OTCBB: TPLM) today reports that it has executed a 10-year production lease on its Windsor Block in Nova Scotia.

As reported on December 23, 2008 Triangle had received approval in principal from the Nova Scotia government for a production lease in the Windsor Block. The specifics of this production lease have now been agreed to and the signed production lease includes the following highlights:

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The production lease is for 474,625 gross acres (270,000 net acres).  The production lease covers substantially all of the land which the Company had leased previously under the terms of an Exploration Agreement,  with the exception of some fringe acreage deemed non-prospective by Triangle.

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Triangle’s rights include shale gas, as well as conventional oil and gas, in both the Windsor and Horton Groups, effectively encompassing surface to basement sedimentary rock units, excluding natural gas from coal.  Triangle does not believe there are any prospective coals within the Windsor Block.

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To retain rights to this land block, Triangle has agreed to drill seven wells to continue to evaluate the Windsor Block prior to April 15, 2014.  These wells are to be distributed across the land block to fully evaluate both conventional and shale resources.  Areas of the land block not drilled or adequately evaluated after the fifth year are subject to surrender.

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Production will qualify for a two-year royalty holiday if first production is established prior to April 15, 2011.  A sunset clause reduces the holiday period if production is delayed beyond that date.  Current royalty rates are set at 10% in Nova Scotia.

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Tenure on some or all of the lands is eligible for renewal after the first ten years, based on the establishment of commercial production and/or the satisfaction of certain drilling and evaluation criteria.

Howard Anderson, President of Triangle comments, “This lease, with its new 10-year tenure, eliminates a critical uncertainty in our ability to continue our efforts to identify signposts towards commercial production in the Windsor Block.  To date, Triangle and its partners have invested approximately $32 million in seismic, drilling, completions and other technical work in the Windsor Block. We are also continuing our active search for one or more joint venture partners to join us in moving the project forward.  Triangle is appreciative of the strong professional relationship established between its staff and Nova Scotia Department of Energy officials, and looks forward to continued shared success as the project moves forward.”

Suite 1250, 521 – 3rd Avenue S.W. Calgary, Alberta  T2P 3T3

About Triangle Petroleum Corporation

Triangle is an exploration company focused on an emerging Canadian shale gas project covering 475,000 gross acres (270,000 net acres) in the Maritimes Basin in Nova Scotia through Elmworth Energy Corporation, its Calgary-based operating subsidiary. Triangle’s common shares trade on the TSX Venture Exchange under the symbol TPE and on the OTC Bulletin Board under the symbol TPLM.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to the Company’s planned drilling and evaluation program, operating costs and expectations of undiscovered resources. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed.  For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission and on SEDAR.

Suite 1250, 521 – 3rd Avenue S.W. Calgary, Alberta  T2P 3T3